EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIRTUAL RADIOLOGIC CORPORATION
     FIRST: The name of the Corporation is Virtual Radiologic Corporation.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1000) shares, consisting of Common Stock, having a par value of $.001 per share. Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
     (b) (i) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this ARTICLE SIXTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this ARTICLE SIXTH shall be a contract right.
          (ii) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.
     (c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
     (d) The rights and authority conferred in this ARTICLE SIXTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
     (e) Neither the amendment nor repeal of this ARTICLE SIXTH, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.
     EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.